TRANSITION AND AMENDING AGREEMENT

This Transition and Amending Agreement ("Transition Agreement") is entered into as of the last signed date below (the "Effective Date"), by and between Paulina Klimenko ("Executive") and PubMatic, Inc. (the "Company").

RECITALS

WHEREAS, Executive currently serves as Chief Growth Officer, Americas, and is party to a Retention Agreement with the Company dated January 29, 2021 (the "2021 Agreement");

WHEREAS, Executive has voluntarily initiated notice of her intent to resign from the Company;

WHEREAS, the Company wishes to encourage Executive to remain employed through a transition period exceeding Executive's contractual notice period to ensure the orderly hand-off of her duties, accounts, and leadership responsibilities; and

WHEREAS, the parties desire to amend certain provisions of the 2021 Agreement to provide for specific transition benefits in exchange for Executive's continued service through the Transition Period (as defined) and the successful transfer of her responsibilities.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1. Transition Period and Voluntary Resignation

a. Transition Period: Executive's employment shall continue on an at-will basis from the Effective Date through July 17, 2026 (the "Separation Date"). This period shall be known as the "Transition Period." During this time, Executive shall diligently facilitate the seamless transition of her current duties and responsibilities as directed by the Company's CEO.

b. Nature of Separation: Executive acknowledges that her departure is a voluntary resignation initiated by Executive. Executive further agrees that the transition of her duties, the appointment of a successor, or any change in her authority or responsibilities during the Transition Period shall not constitute "Good Reason" under Section 8(f) of the 2021 Agreement or any other agreement. For avoidance of doubt, if Executive is terminated by the Company without Cause or resigns for Good Reason (as defined under Section 8(f) of the 2021 Agreement and revised in this Section 1.b) during the Transition Period, Executive shall be paid the compensation, severance and benefits set forth in, and subject to the terms of, the 2021 Agreement for a Qualifying Termination.

c. Satisfaction of Notice: The Company agrees that Executive's service through the Separation Date satisfies the notice requirements set forth in Section 2 of the 2021 Agreement.

2. Compensation and Benefits

During the Transition Period, Executive shall continue to receive her existing base salary and current employee benefits through the Separation Date. All outstanding equity awards held by Executive as of the Effective Date shall continue to vest in accordance with their existing vesting schedules through the Separation Date. Following the Separation Date, Executive's equity awards shall be governed by the terms of the applicable equity plan(s).

3. **Transition Bonus Consideration**

Subject to (i) Executive's continued employment in Good Standing through the Separation Date, and (ii) Executive's execution and non-revocation of the General Release described in Section 5 below, the Company shall pay Executive a prorated bonus through the Separation Date:

a. Calculation: The bonus shall be calculated as follows:

   i. For the period from January 1 through June 30, 2026 using the actual 1H 2026 Board-approved targets for Revenue (GAAP) and Adjusted Pre-Tax Net Income, and prorated through June 30, 2026.
   ii. For the period from July 1, 2026 through the Separation Date using the then-current Company's projected achievement percentage against the 2H 2026 Board-approved targets for Revenue (GAAP) and Adjusted Pre-Tax Net Income as calculated by the Company's Finance team in using its standard forecasting and projection methodology. Such amounts shall then be prorated for the period of July 1, 2026 through the Separation Date.
   iii. The above calculations shall apply the "Square Method" multiplier (Achievement % x Achievement %), the $0.02 adjustment per $1 delta for Adjusted Pre-Tax Net Income, capping, and regional weightings as set forth in the Executive's 2025 Executive Bonus Plan.

b. Timing of Payment: Payment shall be made in a lump sum within 30 days following the later of (i) the date the General Release described in Section 5 below becomes effective and irrevocable, and (ii) the date the Company's Board of Directors (or a designated committee thereof) certifies the 1H 2026 financial results used to calculate the bonus under Section 3.a.

c. For purposes of this Agreement, "Good Standing" means that Executive (i) has not been terminated for Cause (as defined in Section 8(a) of the 2021 Agreement), (ii) has not resigned for any reason prior to the Separation Date, (iii) has materially complied with the transition duties as directed by the Company's CEO pursuant to Section 1.a, and (iv) has not materially breached any confidentiality, non-solicitation, or other restrictive covenant obligation under this Agreement or the 2021 Agreement.

4. **Waiver of Other Severance**

Executive acknowledges that the bonus provided in Section 3 and the compensation, severance and benefits available under Sections 3 and 4 of the 2021 Agreement for a Qualifying Termination or CIC Qualifying Termination are mutually exclusive. In no event shall Executive be entitled to receive both the bonus under Section 3 of this Agreement and severance or benefits under Sections 3 or 4 of the 2021 Agreement with respect to Executive's separation from the Company.

5. General Release

The Company's obligations under Section 3 are contingent upon Executive signing and returning a General Release of Claims which shall materially resemble the release attached to this Agreement as Exhibit A within 30 days following the Separation Date and allowing such General Release to become effective and irrevocable.

6. Effect on Prior Agreements

This Transition Agreement amends and supplements the 2021 Agreement. Except as expressly set forth herein, all other terms (inclusive of benefits to Executive) of the 2021 Agreement remain in full force and effect, including but not limited to Section 8 (Definitions), Section 9 (Successors), and Section 11(c) (Dispute Resolution/Arbitration).

7. Cooperation and Non Disparagement.

For a period of 12 months following the Separation Date, Executive shall reasonably cooperate with the Company in connection with any litigation, investigation, or regulatory matter relating to events during Executive's employment, including the pending PubMatic v. Google matter. The Company shall reimburse Executive at an hourly rate of $325 per hour plus reasonable out-of-pocket expenses incurred in connection with such cooperation. For avoidance of doubt, the foregoing obligation replaces and supersedes in full any obligation Executive had under the first sentence in Section 7(c) of the Retention Agreement, but retains the remainder of Section 7(c) pertaining to non-disparagement. The Company agrees to direct its executives, officers, and directors not to make any disparaging, negative, or defamatory statements, whether oral or written, about Executive to any person or entity, including but not limited to prospective employers, clients, or professional references.

8. Governing Law

This Transition Agreement shall be governed by and construed in accordance with the laws of the State of California.

AS AGREED:

Signed for and on behalf of PubMatic, Inc.

Signed by:

1F66F6B8FF1E425...

Rajeev Goel
CEO & Co-Founder

Date: May 18, 2026 | 8:29 PM PDT

Signed by Paulina Klimenko

Signed by:

Paulina Klimenko

C10C74255F9C4C4...

Date: May 18, 2026 | 4:50 PM PDT